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Subject to contract
Exhibit 2.2

Put and Call Option Deed – Wards Well Stanmore SMC Pty Ltd ACN 009 713 875 Peabody (Bowen) Pty Ltd ACN 010 879 526

Level 22 Waterfront Place 1 Eagle Street Brisbane Qld 4000 Australia DX 102 Brisbane T +61 7 3119 6000 F +61 7 3119 1000 minterellison.com
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Put and Call Option Deed
Wards Well

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Details

Date
Parties

Name	Stanmore SMC Pty Ltd
ACN	009 713 875
Short form name	Seller
Notice details

Name	Peabody (Bowen) Pty Ltd
ACN	010 879 526
Short form name	Buyer
Notice details

Background
AThe Seller is the registered holder and beneficial owner of the Mining Tenements.
BThe Seller has agreed to grant to the Buyer an irrevocable option to require the Seller to sell the Assets, including the Mining Tenements, to the Buyer on the terms set out in this deed.
CThe Buyer has agreed to grant to the Seller an irrevocable option to require the Buyer to purchase the Assets, including the Mining Tenements, from the Seller on the terms set out in this deed.

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Agreed terms
1.Defined terms & interpretation
1.1Defined terms
Call Option means the irrevocable option granted by the Seller to the Buyer in clause 5.2(a) to require the Seller to sell the Assets to the Buyer.
Call Option Fee means $10.00.
Call Option Exercise Notice means a notice to exercise the Call Option in the form contained in Schedule 5.
Mining Tenements means:
(a)ML 1790;
(b)ML 70443; and
(c)ML 70495.
Call Option Period means the period commencing on the Call Option Period Commencement Date and ending at 5:00pm on the Call Option Period Expiry Date.
Call Option Period Commencement Date has the meaning given in clause 5.3(a).
Call Option Period Expiry Date means the date that is 5 Business Days after the Call Option Period Commencement Date.
Put Option means the irrevocable option granted by the Buyer to the Seller in clause 5.1(a) to require the Buyer to buy the Assets from the Seller.
Put Option Fee means $10.00.
Put Option Exercise Notice means a notice to exercise the Put Option in the form contained in Schedule 6.
Put Option Period means the period commencing on the Put Option Period Commencement Date and ending at 5:00pm on the Put Option Period Expiry Date.
Put Option Period Commencement Date means the first Business Day following the Call Option Period Expiry Date.
Put Option Period Expiry Date means the date that is 5 Business Days after the Put Option Period Commencement Date.
SPA (Boundary Realignment) means the 'Sale and Purchase Agreement – Wards Well' between the parties dated on or about the date of this deed.
SPA (Put and Call Option) means a detailed, definitive and legally binding agreement between the parties embodying the principles set out in Schedule 4.
Subject Area A means that area of ML 1790, as identified as 'Area A' on the plan in Schedule 2.
Subject Area B means that area of ML 70443, as identified as 'Area B' on the plan in Schedule 2.
Subleased Area means Subject Area A and Subject Area B.
Subleases means detailed, definitive and legally binding agreements between the Seller and the Sublessee for subleases of ML 1790 over Subject Area A and ML 70443 over Subject Area B embodying the principles set out in Schedule 3.
Sublessee means a Related Body Corporate of the Seller, as determined by the Seller.

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Transaction Documents means:
(d)this deed;
(e)the SPA (Boundary Realignment);
(f)the SPA (Put and Call Option);
(g)the Royalty Deed;
(h)the Royalty Security;
(i)the Gas Rights Agreement;
(j)the Infrastructure Access Agreement; and
(k)the Compensation Agreements.
1.2Incorporation of defined terms
Terms which are defined in the SPA (Boundary Realignment) and used in this deed have the meaning given in the SPA (Boundary Realignment), unless otherwise defined in this deed.
1.3Interpretation
In this deed, except where the context otherwise requires:
(a)the singular includes the plural and vice versa, and a gender includes other genders;
(b)another grammatical form of a defined word or expression has a corresponding meaning;
(c)a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this deed, and a reference to this deed includes any schedule or annexure;
(d)a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;
(e)unless expressly stated otherwise, a reference to $, US$, $US or dollars is to the currency of the United States of America;
(f)a reference to time is to Brisbane, Queensland time;
(g)a reference to a party is to a party to this deed, and a reference to a party to a document (including this deed) includes the party’s executors, administrators, successors and permitted assigns and substitutes;
(h)a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;
(i)a reference to a body (including an institute, association or authority), whether statutory or not, which ceases to exist or whose powers or functions are transferred to another body, includes a reference to the body which replaces it or which substantially succeeds to its powers or functions;
(j)a reference to an act, statute, ordinance, code or other Law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
(k)the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;
(l)a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparing of this deed or any part of it.

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1.4Headings
Headings are for ease of reference only and do not affect interpretation.
1.5Time
(a)If a period of time is to be calculated by reference to a date or the date of an event, the relevant period be calculated to exclusive of that date or date of that event.
(b)If an obligation or notice is due on a specified day which is not a Business Day, the due date for the relevant obligation or notice will fall instead on the next Business Day.
2.Subleases
2.1Negotiation
(a)The parties must each use reasonable endeavours acting in good faith to negotiate and agree the form of the Subleases on terms consistent with the principles set out in Schedule 3 as soon as practicable after the date of this deed.
(b)For the purposes of clause 2.1(a), the parties will each dedicate appropriate personnel and resources in an effort to reach agreement on the form of the Subleases by 31 January 2024, provided that if the Subleases have not been agreed by that date, the parties' rights and obligations under this deed (including under clause 2.1(a)) will continue in accordance with the terms of this deed.
2.2Execution
Promptly following:
(a)the parties agreeing on the form of the Subleases; and
(b)the SPA (Boundary Realignment) having terminated,
the Seller must and must procure that Sublessee, promptly executes the Subleases in the agreed form.
2.3Approval of Subleases
As soon as practicable after the date that the Subleases have been executed in accordance with clause 2.2, the Seller must lodge the Subleases for approval of the Minister and registration with the relevant Governmental Authority under the Resources Acts and thereafter do all things as may be reasonably necessary to facilitate the registration of the Subleases, including by accepting, and satisfying, any reasonable condition contained in the relevant Ministerial approval as soon as possible.
3.Agreement of SPA (Put and Call Option)
(a)The parties must each use reasonable endeavours acting in good faith to negotiate and agree an agreed form of the SPA (Put and Call Option) on terms consistent with the principles in Schedule 4 as soon as practicable after the date of this deed (which agreed form will have no effect and is not legally binding unless the Put Option or Call Option is exercised in accordance with this deed).
(b)For the purposes of clause 3(a), the parties will each dedicate appropriate personnel and resources in an effort to reach agreement on the agreed form of the SPA (Put and Call Option) by 30 November 2023, provided that if the agreed form of the SPA (Put and Call

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Option) has not been agreed by that date, the parties' rights and obligations under this deed (including under clause 3(a)) will continue in accordance with the terms of this deed.
(c)The parties agree that notwithstanding any other provision of this deed, if the parties have not agreed an agreed form of the SPA (Put and Call Option) for the purposes of this clause by the Call Option Period Commencement Date, the parties are deemed to have agreed an agreed form of the SPA (Put and Call Option) for the purposes of this clause on the terms set out in Schedule 4.
4.Termination of SPA (Boundary Realignment)
The parties agree that, if Completion under the SPA (Boundary Realignment) has not occurred before the expiry of the 'Sunset Date' (as defined in the SPA (Boundary Realignment)), the parties agree that:
(a)the SPA (Boundary Realignment) is terminated with effect from the expiry of the Sunset Date; and
(b)they will do everything necessary to terminate the SPA (Boundary Realignment) with immediate effect from the expiry of the Sunset Date.
5.Grant of options
5.1Put Option
(a)In consideration of the Seller paying the Put Option Fee to the Buyer and the mutual promises contained in this deed, the Buyer grants the Seller the Put Option to purchase the Assets from the Seller on the terms of this deed and agrees not to withdraw that option.
(b)The Buyer acknowledges receipt of the Put Option Fee.
(c)The Put Option will be open for exercise by the Seller during the Put Option Period only.
(d)The Seller may only exercise the Put Option in accordance with the requirements of clause 6.
5.2Call Option
(a)In consideration of the Buyer paying the Call Option Fee to the Seller and the mutual promises contained in this deed, the Seller grants the Buyer the Call Option to sell the Assets to the Buyer on the terms of this deed and agrees not to withdraw that option.
(b)The Seller acknowledges receipt of the Call Option Fee.
(c)The Call Option will be open for exercise by the Buyer during the Call Option Period only.
(d)The Buyer may only exercise the Call Option in accordance with the requirements of clause 7.
5.3Commencement of Call Option Period
(a)The Call Option Period Commencement Date will be the first Business Day after the day on which the last of the following has been satisfied:
(i)the SPA (Boundary Realignment) has terminated;
(ii)the Sublease, in the form agreed between the Seller and Buyer in accordance with clause 2.1, has been executed by the Seller and the Sublessee; and

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(iii)the Subleases have been approved by the Minister and registered with the relevant Governmental Authority under the Resources Acts.
(b)Each party must notify the other party in writing as soon as practicable after becoming aware that an event in clauses 5.3(a)(i) to 5.3(a)(iii) has occurred.
6.Exercise of Put Option
6.1Exercise of Put Option
(a)Subject to clause 8.3, to exercise the Put Option, the Seller must deliver the following items to the Buyer at any time during the Put Option Period:
(i)a Put Option Exercise Notice completed and executed by the Seller and dated with the date it is delivered to the Buyer;
(ii)if the Put Option Exercise Notice or the SPA (Put and Call Option) is executed under a power of attorney, a copy of that power of attorney; and
(iii)two copies of the SPA (Put and Call Option) in the form agreed between the parties and executed by the Seller.
(b)Subject to clause 8.3, the Seller must deliver all of the items in clause 6.1(a) at the same time by hand or courier delivery to the Buyer at their address shown in this document (or if the Buyer notifies the Seller in writing of another address for the Buyer, then at that address).
(c)Subject to clause 8.3, within five (5) Business Days after the delivery to the Buyer of the documents listed in clause 7.1(a), the Buyer must deliver to the Seller the SPA (Put and Call Option) (in the form agreed between the parties and executed by the Seller) duly executed by the Buyer.
6.2Strict compliance with Put Option requirements
Subject to clause 8.3, the Seller must strictly comply with the requirements of clause 6.1 when exercising the Put Option and if the Seller fails to comply with these requirements, the purported exercise of the Put Option is invalid.
7.Exercise of Call Option
7.1Exercise of Call Option
(a)Subject to clause 8.3, to exercise the Call Option, the Buyer must deliver the following items to the Seller at any time during the Call Option Period:
(i)a Call Option Exercise Notice completed and executed by the Buyer and dated with the date it is delivered to the Seller;
(ii)if the Call Option Exercise Notice or the SPA (Put and Call Option) is executed under a power of attorney, a copy of that power of attorney; and
(iii)two copies of the SPA (Put and Call Option) in the form agreed between the parties and executed by the Buyer.
(b)Subject to clause 8.3, the Buyer must deliver all of the items in clause 7.1(a) at the same time by hand or courier delivery to the Seller at their address shown in this document (or if the Seller notifies the Buyer in writing of another address for the Seller, then at that address).

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(c)Subject to clause 8.3, within five (5) Business Days after the delivery to the Seller of the documents listed in clause 7.1(a), the Seller must deliver to the Buyer the SPA (Put and Call Option) (in the form agreed between the parties) duly executed by the Seller.
7.2Strict compliance with Call Option requirements
Subject to clause 8.3, the Buyer must strictly comply with the requirements of clause 7.1 when exercising the Call Option and if the Buyer fails to comply with these requirements, the purported exercise of the Call Option is invalid.
8.Effect of exercising an option
8.1Effect of exercising the Put Option
If the Seller validly exercises the Put Option in accordance with the requirements of clauses 6.1 and 6.2, then:
(a)despite the date of execution of the SPA (Put and Call Option) by either party, from the date the Seller delivers the items in clause 6.1 to the Buyer, the Seller is bound to sell and the Buyer is bound to buy the Assets for the Consideration on and subject to the terms of the SPA (Put and Call Option) (in the form agreed between the parties), with the Put Option Fee forming part of and credited against the Consideration; and
(b)this deed, the Put Option Exercise Notice and the copies of the SPA (Put and Call Option) (in the form agreed between the parties) delivered by the Seller under clause 6.1 constitute evidence of the contract arising on exercise of the Put Option.
8.2Effect of exercising the Call Option
If the Buyer validly exercises the Call Option in accordance with the requirements of clauses 7.1 and 7.2, then:
(a)Despite the date of execution of the SPA (Put and Call Option) by either party, from the date the Buyer delivers the items in clause 7.1 to the Seller, the Seller is bound to sell and the Buyer is bound to buy the Assets for the Consideration on and subject to the terms of the SPA (Put and Call Option) (in the form agreed between the parties), with the Call Option Fee forming part of and credited against the Consideration; and
(b)this document, the Call Option Exercise Notice and the copies of the SPA (Put and Call Option) (in the form agreed between the parties) delivered by the Buyer under clause 7.1 constitute evidence of the contract arising on exercise of the Call Option.
8.3Deemed execution
The parties agree that if they have been deemed to have agreed an agreed form of the SPA (Put and Call Option) for the purposes of clause 3(c) (Agreed Form SPA), then for the purposes of clauses 6.1 and 7.1, including the delivery of executed contracts and notice of exercise of the option as the case may be, on delivery of the Call Option Exercise Notice or Put Option Exercise Notice as the case may be, the parties are deemed to have executed and entered into a legally binding agreement on the terms and conditions of the Agreed Form SPA.

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9.Options not exercised
9.1Put Option not exercised
The Put Option ends and the Buyer will have no further interest in the Assets and neither party will have any further claims against the other in respect of this deed except for any antecedent breaches:
(a)if the Seller delivers a written notice to the Buyer during the Put Option Period stating that the Seller will not exercise the Put Option – on the date of that notice;
(b)if the Seller has not delivered a notice under clause 9.1(a) and the Put Option is not exercised – at the end of the Put Option Period; or
(c)if this document is validly terminated by the Seller or the Buyer – on the date of termination.
9.2Call Option not exercised
The Call Option ends and neither party will have any further claims against the other in respect of the Call Option except for any antecedent breaches:
(a)if the Buyer delivers a written notice to the Seller during the Call Option Period stating that the Buyer will not exercise the Call Option – on the date of that notice;
(b)if the Buyer has not delivered a notice under clause 9.2(a) and the Call Option is not exercised as set out in clauses 7.1 and 7.2 – at the end of the Call Option Period; or
(c)if this document is validly terminated by the Seller or the Buyer – on the date of termination.
10.Caveat
10.1Registration of agreement and caveat
(a)The parties agree that the Buyer:
(i)may register this deed; and
(ii)subject to the Seller receiving any required consent from its financiers (which the Seller must use all reasonable endeavours to promptly obtain after the date of this deed), may register consent caveats to preserve its rights under this deed, against the Mining Tenements under the Resources Acts or any other similar legislation, where it is available.
(b)Subject to the terms and conditions of this deed, the Seller consents to the registration of this deed and any caveat described in clause 10.1(a) and must promptly upon request from the Buyer, sign and deliver any forms or documents reasonably necessary to achieve such registration including procuring any consent (if required) from the holder of any mortgage registered against the Mining Tenements.
(c)Notwithstanding clause 10.1(a), the Buyer must promptly upon request from the Seller, consent to and permit the registration of any dealing to affect the removal of any Encumbrance registered against the Mining Tenements.
(d)If this deed terminates before completion occurs under the SPA (Put and Call Option), the Buyer and the Seller must promptly apply to remove from the register any record of this deed or any caveat registered pursuant to this clause 10.

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11.Obligations during Call Option Period and Put Option Period
11.1Conduct prior to Completion
(a)Until the date that SPA (Put and Call Option) is executed or the date that the Put Option ends (whichever is earlier), the Seller must:
(i)administer the Mining Tenements with due regard to the interests of the Buyer under this deed and, in particular, conduct its affairs in relation to the Mining Tenements in a businesslike and usual manner;
(ii)not dispose, or agree to dispose of, or Encumber, any of the Assets, the Mining Tenements or any interest in any of the Assets, the Mining Tenements;
(iii)do all that is required of it and within its power to ensure that the Mining Tenements remain in good standing, and not subject to cancellation, termination or forfeiture; and
(iv)other than as required by law, not undertake any mining, exploration or other activities in the Wards Well Area.
(b)Nothing in clause 11.2(a), prevents any action to the extent:
(i)contemplated, authorised or required by this deed or another Transaction Document;
(ii)required by law or any Governmental Authority; or
(iii)agreed to in writing by the Buyer and the Seller.
(c)From the date of termination of the SPA (Boundary Realignment) until the date that the SPA (Put and Call Option) is executed or the date that the Put Option ends (whichever is earlier), the Buyer must:
(i)do all that is required of it and within its power to ensure that the NG ML remains in good standing, and not subject to cancellation, termination or forfeiture; and
(ii)without limiting clause 16.3, not sell, assign or transfer all or any part of its interest in the NG ML other than if the sale, assignment or transfer is effected in conjunction with the assignment of a commensurate share of its rights and obligations under this deed.
11.2Contractual licence to access Underlying Lands
(a)From the date of termination of the SPA (Boundary Realignment) until the date that SPA (Put and Call Option) is executed or the date that Put Option ends (whichever is earlier), the Seller grants a contractual right to the Buyer and its Representatives to access the Mining Tenements on an ‘as where is’ basis subject to the following:
(i)the licence is royalty free, non-transferable and limited to the Permitted Activities, which the Buyer and its Representatives may carry out under the authority of the Seller's existing Approvals and Contracts (where applicable);
(ii)the Buyer must give at least seven days’ prior notice to the Seller before entering any part of the Wards Well Area to conduct Permitted Activities, including:
(A)the names and contact details of the Buyer Representatives nominated to be the authorised representative of the Buyer in respect of the Permitted Activities; and
(B)the nature, location, timing and duration of the Permitted Activities

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(iii)the Buyer must, and must ensure that its Representatives:
(A)carry out all activities on the Wards Well Area:
(I)in accordance with all relevant Commonwealth, State and local government laws, including the Resources Acts, Environmental Laws and all lawful directions of Governmental Authorities;
(II)in a proper and workmanlike manner;
(III)with due regard to the interests of the Seller under this deed and in a manner which does not diminish the good standing of the Mining Tenements; and
(IV)otherwise in a manner that minimises hazards to humans, stock and property (as applicable);
(B)refrain from, and take all precautions against, the transportation of noxious weeds and seeds on to the Wards Well Area; and
(C)when in the Wards Well Area, comply with all Safety Management Legislation, directions (including of the site senior executive), safety systems, policies and procedures of the Seller and Approvals held by the Seller in respect of the Mining Tenements;
(iv)if this deed is terminated before Completion, the Buyer must, unless otherwise agreed, repair, restore and rehabilitate any disturbance or damage caused by the exercise of the rights granted under this clause 11.2 as required and to the extent required by the Mining Act or any statute or regulation or the terms of the Mining Tenements (and the Buyer's access rights and associated obligations under this clause 5.2 will continue for so long as is necessary for the Buyer to discharge its obligations under this clause 11.2(a)(iv));
(v)the Buyer acknowledges and agrees that it enters onto the Wards Well Area and conducts the Permitted Activities at its own risk
(b)Where an additional Approval is required to allow the Buyer and its Representatives to lawfully carry out a Permitted Activity pursuant to clause 11.2(a), the Buyer must obtain such Approval (including in the Seller's name where appropriate) at its own cost before carrying out the Permitted Activity.
(c)The Seller shall cooperate with the Buyer and do all things reasonably necessary to facilitate the grant of relevant Approvals pursuant to clause 11.2(a), including by supplying all necessary and appropriate information and signing relevant application documents.
(d)The Buyer indemnifies the Seller in respect of any claim, loss or damage (other than Consequential Loss) suffered or incurred by the Seller arising from or in connection with the exercise of the Buyer’s rights under clause 11.2, except to the extent such Liability is caused or contributed to by the Seller’s negligence or Wilful Misconduct.
12.Mutual Warranties
Each party warrants to each other party that each of the following statements is true and accurate in respect of each of them at the date of this deed and will be true and accurate on the Completion Date:
(a)it is validly existing under the laws of its place of incorporation or registration;
(b)it has the power to enter into and perform its obligations under this deed and to carry out the transactions contemplated by this deed;

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(c)it has taken all necessary action to authorise its entry into and performance of this deed and, other than as contemplated by this deed, to carry out the transactions contemplated by this deed;
(d)other than as contemplated by this deed, it does not require authorisation under any law (including any law regarding competition or anti-trust) of any country to enter into and perform this deed and to carry out the transactions contemplated by this deed;
(e)its obligations under this deed are valid and binding and enforceable against it in accordance with their terms;
(f)neither it nor any party related to it has taken any action under which any person is or may be entitled to a commission, brokerage or finder's fee in connection with the sale and purchase of the Mining Tenements and the Records;
(g)no:
(i)meeting has been convened, resolution proposed, petition presented or order made for its winding up;
(ii)receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to all or any of its assets; or
(iii)mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor; and
(h)the execution, delivery and performance by it of this deed (and any other agreement required to be entered into by it in connection with this deed) will not:
(i)result in a breach of, or constitute a default under, any agreement or arrangement to which it is party or by which it is bound; or
(ii)result in a breach of any law or order, judgment or decree of any court, Governmental Authority or regulatory body to which it is a party or by which it is bound.
13.Confidentiality
13.1Obligations of confidentiality
Each party (First Party):
(a)must keep confidential any confidential information of the other party (Second Party) and all Confidential Information disclosed to the First Party by or on behalf of the Second Party, or of which the First Party becomes aware (whether before or after the date of this deed);
(b)may only use confidential information of the Second Party or Confidential Information for the purposes of this deed; and
(c)may disclose any confidential information in respect of which the First Party has an obligation of confidentiality under clause 13.1(a) only:
(i)to those of the First Party's Related Bodies Corporate and officers, employees or advisers of the First Party and the First Party's Related Bodies Corporate who:
(A)have a need to know for the purposes of this deed and the transactions contemplated by it; and

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(B)have been made aware that the confidential information is confidential and have been directed by the First Party to comply with the obligations in clause 13.1(a) of this deed; and
(C)have an obligation of confidence to the First Party;
(ii)if required to do so by law or the rules of a recognised stock exchange;
(iii)to the extent reasonably required for the purposes of this deed; or
(iv)with the prior written approval of the Second Party (which must not be unreasonably withheld).
13.2Announcements
A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this deed (Announcement) unless:
(a)it is required to be made by law or the rules of a recognised stock exchange and before it is made that party has:
(i)notified the other party; and
(ii)given the other party a reasonable opportunity to comment on the contents of, and the requirement for, the Announcement; or
(b)it has the prior written approval of the other party.
14.GST
14.1Interpretation
Words or expressions used in this clause 14 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause.
14.2Gross up of consideration
Despite any other provision in this document, if a Supplier makes a supply under or in connection with this document (other than a supply under the Contract, in respect of which the provisions of the Contract shall apply) on which GST is imposed (not being a supply the consideration for which is specifically described in this document as GST inclusive):
(a)the GST Exclusive Consideration is increased by, and the Recipient must also pay to the Supplier, an amount equal to the GST payable by the Supplier on that supply; and
(b)the amount by which the GST Exclusive Consideration is increased must be paid to the Supplier by the Recipient without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.
14.3Reimbursements
If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 14.2.
14.4Tax invoices
The Supplier will provide a tax invoice.

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15.Notices and other communications
15.1Service of notices
A notice, demand, consent, approval or communication under this deed (Notice) must be:
(a)in writing and in English;
(b)signed by a person duly authorised by the sender, unless the Notice is or takes the form of an email and the email:
(i)is sent, in accordance with this clause 15.1, by a person duly authorised by the sender; and
(ii)clearly states that the email constitutes a Notice for the purposes of this clause 15.1, in which case, the email is taken to be signed by a person duly authorised by the sender; and
(c)hand delivered, sent by prepaid post or sent by email to the recipient's address or email address (as applicable) for Notices specified in the Details, as varied by any Notice given by the recipient to the sender in accordance with this clause 15.1.
15.2Effective on receipt
A Notice given in accordance with clause 15.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:
(a)if hand delivered, on delivery;
(i)if sent by prepaid post, the second Business Day after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia); and
(b)if sent by email, when sent by the sender unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.
16.Miscellaneous
16.1Alterations
This deed may be altered only in writing signed by each party.
16.2Approvals and consents
Except where this deed expressly states otherwise, a party may, in its discretion, give or withhold, conditionally or unconditionally, any approval or consent under this deed.
16.3Assignment
A party may only assign this deed or a right under this deed with the prior written consent of each other party.
16.4Costs
Subject to and without limiting clause 16.5, each party must pay its own costs of negotiating, preparing and executing this deed.

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16.5Stamp duty
(a)Any stamp duty, duties or other Taxes of a similar nature (including fines, penalties and interest), assessed, payable or otherwise imposed in respect of the grant of the Call Option must be shared equally by the parties.
(b)With regard to any stamp duty, duties or other Taxes of a similar nature, including fines, penalties and interest, assessed, payable or otherwise imposed on or as a result of entry into or completion of the SPA (Put and Call Option) (SPA Duty), the SPA Duty must be paid by the Buyer (including any fines and penalties resulting from any delay or failure by the Buyer to meet its payment obligations, provided not arising from the default of the Seller).
(c)With regard to any stamp duty, duties or other Taxes of a similar nature, including fines, penalties and interest, assessed, payable or otherwise imposed on or as a result of entry into any Sublease (Sublease Duty), the Sublease Duty must be paid by the Seller.
(d)All lodgement obligations in respect of any assessment of amounts payable under clause 16.5 must be duly performed and met by the Seller and the Seller must:
(i)consult with the Buyer concerning the proposed approach to the lodgement;
(ii)provide the Buyer with a copy of all correspondence and submissions before lodgement for review and comment;
(iii)acting reasonably take into account any material comments provided by the Buyer in relation to the correspondence or submissions that are provided within 7 Business Days of the date on which they are received by the Buyer; and
(iv)promptly provided anu additional information which may be requested by the Queensland Revenue Office from time to time. r.
16.6Indemnities and reimbursement obligations
Any indemnity, reimbursement or similar obligation contained in or implied under this deed:
(a)is a continuing obligation despite Completion and despite the satisfaction of any payment or other obligation in connection with this deed; and
(b)is separate from, additional to and independent of any other obligation contained in or implied under this deed and, for the avoidance of doubt, no one indemnity limits the generality of another indemnity.
16.7Survival
Without limiting clause 16.6, clauses 1, 11.2(a)(iv), 11.2(d), 13, 14, 15 and this clause 16, and any other term which, by its nature, is intended to survive termination of this deed, survive termination of this deed.
16.8Counterparts
(a)This deed may be executed in any number of counterparts, with signatures appearing on different counterparts, and this shall be taken to be the same as, and have the same effect as, if all of those signatures on different counterparts were on a single document.
(b)Without limiting clause 16.8(a):
(i)if any of the signatures on behalf of one party are on different counterparts, this shall be taken to be the same as, and shall have the same effect as, if all of those signatures on different counterparts were on a single document; and
(ii)all executed counterparts constitute one document.

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(c)A party that has executed a counterpart of this deed may exchange it with another party by delivering a physical copy of, or emailing an electronic copy of, the executed counterpart to that other party.
16.9Electronic signing
A party may electronically sign an electronic copy of this deed and bind itself accordingly. This will satisfy any statutory or other requirement for this deed to be in writing and signed by that party. The parties intend that:
(a)any electronic copy so signed will constitute an executed original counterpart, and any print-out of the electronic copy with the relevant signatures appearing will also constitute an executed original counterpart; and
(b)where a party prints out this document after all parties that are signing electronically have done so, the first print-out by that party after all signatories who are signing electronically will also be an executed original counterpart of this document.
Each signatory confirms that their signature appearing in this deed, including any print-out of this deed that is contemplated by this clause 16.9 (irrespective of which party printed it), is their personal signature authenticating it.
16.10No merger
The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.
16.11Entire agreement
This deed together with the other Transaction Documents to which the parties are party (or to which a party is a party) constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.
16.12Further action
Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this deed and any transactions contemplated by it.
16.13Severability
A term (or part of a term) of this deed that is illegal or unenforceable may be severed from this deed and the remaining terms (or parts of the term) of this deed continue in force.
16.14Waiver
(a)A party does not waive a right, power or remedy under this deed if it fails to exercise, or delays in exercising, the right, power or remedy.
(b)A single or partial exercise of a right, power or remedy under this deed does not prevent another or further exercise of that, or any other, right, power or remedy.
(c)A waiver of a right, power or remedy under this deed must be in writing and signed by the party giving the waiver.
16.15Relationship
Except where this deed expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

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16.16Governing law and jurisdiction
This deed is governed by the law of Queensland, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland, Australia.
Schedule 1

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Schedule 1 – Wards Well Area
The following areas comprise the Wards Well Area (as at the date of this deed)

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Schedule 2 – Subject Areas A and B

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Schedule 3 – Principles for Sublease

1Purpose of this annexure
1.1Stanmore SMC Pty Ltd (Holder) is the registered holder of mining lease number ML1790 and ML70443 (Mining Lease).
1.2Holder intends to grant a sublease to another Stanmore entity (Sublessee) over part of the Mining Lease (Subleased Area) (the Sublease).
1.3This annexure sets out the principles that will govern the development of the terms of the Sublease.
1.4To the extent required, the Sublease will not take effect until the requirements of the Foreign Acquisitions and Takeover Act 1975 (Cth) are satisfied in respect of the Sublease to the satisfaction of the Sublessee, acting reasonably.
2Terms of Sublease
2.1The Holder must apply for the approval of the Minister for the Sublease as a prescribed dealing and the Sublease is conditional on the grant of such approval.
2.2The Holder must give the Sublessee exclusive possession of Subleased Area.
2.3The Sublessee must pay $10 to the Holder on demand.
2.4The Holder must appoint the Sublessee as coal mine operator of the Subleased Area for the purposes of the Coal Mining Safety and Health Act 1999 (Qld).
2.5The Sublessee must, in respect of the Subleased Area:
(1)use the Subleased Area for the purpose of exploring, extracting and producing coal or coal seam gas, if permitted under the Mining Lease;
(2)the appoint a site senior executive for the purposes of the Coal Mining Safety and Health Act 1999 (Qld);
(3)comply with all Laws, including all Laws relating to safety and the environment;
(4)comply with all third party agreements relevant to the Subleased Area, including any agreements (including JIMPs) with the holders of any tenement that overlaps the Subleased Area;
(5)pay any royalty to the State of Queensland that is required to be paid by Law and indemnify the Holder in respect of any royalty that the Holder is required to pay as a result of the Sublessee's Activities;
(6)comply with the conditions of the Mining Lease; and
(7)rehabilitate the Subleased Area in accordance with any applicable Authorisation or Law, including in respect of any rehabilitation required for disturbance or activities occurring prior to the date of the Sublease (and the Sublessee will indemnify the Holder against any loss or damage that it may suffer as a result of rehabilitation required to be done by the Holder in respect of the Sublease).
2.6The Sublessee must pay to the Holder in advance its pro-rata share of the annual rental payment for each Mining Lease, calculated in proportion to the Subleased Area of the Mining Lease.
2.7The Holder and the Sublessee are authorised under:
(1)the Mining Lease, in the case of the Holder; and

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(2)the Sublease, and to the extent of the Sublease, the Mining Lease, in the case of the Sublessee, to carry out activities (Activities) in respect of the exploration, extraction and production of a resource.
3Environmental obligations
3.1Each party must:
(1)comply with the requirements of any environmental authority that relates to its Activities;
(2)promptly advise the other party of any notice it may receive from a regulatory authority in respect of the environment; and
(3)keep the other party informed of its dealings with any regulatory authority in respect of the environment.
3.2The Sublessee must cooperate and provide all assistance reasonably required by the Holder to prepare any progressive rehabilitation and closure plan required under any environmental authority relating to the Mining Lease.
3.3The Sublessee must provide any surety, guarantee, cash, deposit or take any other step reasonably required by the Holder in relation to any financial assurance required by the Holder under the Mineral and Energy Resources (Financial Provisioning) Act 2018 (Qld) or otherwise and which is attributable to the Subleased Area (Financial Assurance Contribution). The quantum and form of the Financial Assurance Contribution will be determined by the Holder, acting reasonably, based on:
(1)the amount of the Estimated Rehabilitation Cost attributable to the Subleased Area; and
(2)the form of financial assurance (i.e. contribution or surety) required by the scheme manager.
3.4If the Holder is required to pay a levy to the Scheme Manager under the Financial Provisioning Scheme in respect of the Mining Lease, the Sublessee must pay to the Holder in advance its pro-rata share of such levy, calculated in proportion to the amount of the Estimated Rehabilitation Cost attributable to the Subleased Area.
3.5The Sublessee will bear all carbon/emissions liability for the Subleased Area. The parties intend that the Subleased Area will form a separate facility for the purposes of the Safeguard Mechanism and the Sublessee will bear all obligations and liability under the Safeguard Mechanism for the Subleased Area.
4Rehabilitation
4.1The Sublessee will be wholly responsible for all rehabilitation in relation to the Subleased Area.
4.2At the conclusion of the Sublessee's operations within the Subleased Area and, in any case, before the end of the term, the Sublessee must carry out all rehabilitation within the Subleased Area.
4.3The Sublessee must conduct its operations in such a way as to ensure that all rehabilitation is completed before the end of the term.
5Access and inspection
5.1The Holder may enter the Subleased Area at any time to inspect the Sublessee's operations to ensure those operations comply with the Sublease, provided that the Holder:
(1)gives reasonable notice to the Sublessee; and
(2)does not unduly interfere with the Sublessee's operations.
5.2To the extent reasonably practical, in exercising its rights under clause 5.1, the Holder must do so through an independent agent or contractor.

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6Assistance
6.1The Sublessee must do all things reasonably required by the Holder in order for the Holder to comply with any:
(1)Laws;
(2)conditions of the Mining Lease; and
(3)third party agreements,
relating to the Mining Lease and the Subleased Area.
6.2The Sublessee must cooperate and provide all assistance reasonably required by the Holder in any negotiations or dealings with overlapping tenement holders.
7Obligations regarding safety
7.1Each party is responsible for the safe carrying out of its Activities and, subject to clause 7.2, is otherwise responsible for all aspects of safety on the Subleased Area, in accordance with the terms and conditions of the Mining Lease, the Sublease and all applicable Safety and Health Laws.
7.2The parties acknowledge they place great importance on the Activities in the Subleased Area being conducted with the highest regard for safety.
7.3If requested by a party, the parties must undertake a risk assessment of the Activities of each party and enter into a safety interface agreement which documents how the parties will comply with their obligations under Safety and Health Laws.
7.4The parties must comply with and take reasonable steps to ensure that their employees, contractors and subcontractors comply with the requirements of this clause 5.
8Dealings with the Mining Lease
8.1The Holder must not surrender the Mining Lease and must use its best endeavours to keep the Mining Lease in good standing and observe and perform its ongoing obligations under the Mining Lease.
8.2If the Sublessee requires the term of the Mining Lease to be renewed or extended to allow the Sublessee to complete its Activities, the Holder must make a timely application for the renewal of the Mining Lease for the term nominated by the Sublessee. This Sublease will automatically be extended until the day prior to the last day of the renewed Mining Lease. The Sublessee must assist the Holder in preparing the application for renewal and any supporting material. If the Holder no longer requires the Mining Lease and would, at any time prior to or during the term of such extension be able to surrender the Mining Lease in accordance with Law, the Holder may require and the Sublessee must accept the transfer of the Mining Lease to the Sublessee at nominal consideration and at the Sublessee's cost.
8.3The Holder must not transfer the Mining Lease to any third party without the Sublessee's prior written consent.
8.4The Sublessee must not transfer or deal with the Sublease without the Holder's prior written consent.
8.5In respect of any proposed transfer of the Mining Lease or the Sublease under this clause 8:
(1)if a party requests that the other party consent to a transfer, the other party must act reasonably;
(2)if the proposed transfer is to a Related Body Corporate, the other party must consent provided that its rights in respect of the Mining Lease and/or the Sublease are not harmed; and
(3)if the other party consents to the transfer of a Mining Lease, the Sublease must be transferred to the transferee of the Mining Lease.

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8.6Any transfer or dealing with the Sublease which is permitted under the terms of the Sublease will not be effective until it is approved by the Minister.
8.7The Holder must promptly notify the Sublessee if it receives any notice from the relevant authority that there has been a breach of the terms of the Mining Lease, and keep the Sublessee informed as to the resolution of that breach.
8.8The Sublessee must comply with the conditions of the Mining Lease, to the extent they apply to the Sublessee’s Activities. The Holder must provide the Sublessee with a copy of the conditions of the Mining Lease and promptly notify the Sublessee of any change to those conditions.
8.9The Holder must take any reasonable steps requested by the Sublessee in amending the conditions of the Mining Lease, if that amendment will not adversely affect the Holder’s Activities.
9Reports
9.1To the extent that the Holder requires information from the Sublessee to comply with the Holder’s obligations to provide reports on the Activities to any government authority, the Sublessee must provide that information.
9.2The parties must agree a protocol for the handling of commercially sensitive information of the Sublessee which is in compliance with Law.
9.3The Holder must act reasonably in requesting information under this clause.
9.4The Sublessee must respond promptly to any request for information under this clause.
10Force Majeure
10.1Usual provisions will apply.
10.2Force majeure will not give rise to a right of termination.]
11Insurance
11.1The Sublessee must maintain insurance that is reasonable, having regard to Good Mining Practice and the Activities being conducted.
11.2The Holder may request a copy of the certificate of insurance.
12Security
12.1If the Sublessee is a special purpose vehicle, or a company with (or which the Holder reasonably considers may have) insufficient assets such that the Holder is reasonably concerned that the Sublessee may not be able to meet its obligations under this Sublease, the Holder may at any time and from time to time request, and the Sublessee must provide, a parent company guarantee from Stanmore Resources Limited in a form that is reasonably required by the Holder to secure the Sublessee's obligations under the Sublease.
12.2If the Holder consents to the assignment of the Sublease under clause 8.4, the Holder may require the proposed transferee to provide security in the form and amount that is reasonably required by the Holder to secure the proposed transferee’s obligations under the Sublease.
13Indemnities
13.1Each party indemnifies the other in respect of its breach of the Sublease (or breach of a Law in relation to the Sublease or Subleased Area), affecting the Subleased Area or any other areas of the Mining Leases, or the ability of the other party to undertake its Activities on any part of the Mining Leases.
14Consequential loss
14.1Usual consequential loss exclusions will be included.
15Change in Law
15.1Appropriate change in law terms will be included.

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16Duty
16.1The Sublessee is responsible for any filings and payment (including fines, penalties and interest) in respect of any duty which may be payable on or in connection with this Sublease.
17Default
17.1Usual default mechanisms relating to insolvency, non-payment, material breach.
18Dispute Resolution
18.1The dispute resolution terms of [SPA? Infrastructure Agreement?] will apply.
19Confidentiality
19.1Each party must treat any information it receives from the other as confidential. Usual carve outs relating to joint venture participants, related bodies corporate, requirements of law and advisors under an obligation of confidentiality will apply.
20Termination
20.1The Sublease continues until the day prior to the last day of the Mining Lease.
20.2If the Mining Lease is extended, the Sublease is also extended.
20.3The Sublease can be terminated by the Holder only if the Sublessee commits a material breach (defined with reference to environment, safety, breach of tenement conditions, breach of requirement to provide Financial Assurance Contribution, breach of requirement to provide security ).
20.4The Sublease may be terminated by the Sublessee with 12 months’ notice, provided the Sublessee completes all rehabilitation required in respect of its Activities before the Sublease may actually terminate.
21General provisions
21.1The usual boilerplate provisions will be included.

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Schedule 4 – Principles for SPA (Put and Call Option)
1.General principles
(a)The parties acknowledge and agree that the SPA (Put and Call Option) will be on the same terms as the SPA (Boundary Realignment), including the same definitions (where applicable) with such amendments as are necessary to reflect, or are incidental to or required as a consequence of, the following:
(i)the Boundary Realignment is not required to be progressed under the SPA (Put and Call Option) and will not be a Condition to the SPA (Put and Call Option);
(ii)ML 70443 forms part of the Mining Tenements and will be required to be transferred to the Buyer;
(iii)the Seller’s (in its capacity as lessor under the Subleases) will assign (or novate) its rights, title and obligations to the Buyer;
(iv)the Mining Tenements will comprise all of ML 1790, ML 70495 and ML 70443 and will be transferred to the Buyer subject to the Subleases;
(v)a de-amalgamation of the Environmental Authority will be required to be procured in order to issue a new environmental authority for the Mining Tenements and the issue of a second environmental authority for ML 4752;
(vi)the Contracts forming part of the Assets will include those relating to the Subleased Area if such contracts cannot be retained by the Seller because it ceases to hold the Mining Tenements and the obligations of the Buyer and the Seller in respect of those Contracts will be addressed in a separate gas rights agreement / the Subleases;
(vii)the definition of 'ICSG' in Schedule 1 – ML 1790 Gas Rights will include ML 70443 and the exercise of the 'ICSG Rights' and 'Gas Rights' in the Subleased Area will be addressed in the Subleases;
(viii)the definitions of 'Tenements' and 'Royalty Area' in the Royalty Deed will be amended to reflect that the royalty will not apply in respect of the Subleased Area;
(ix)the Seller is responsible for and must pay or maintain (as applicable) any surety or contribution to the Financial Provisioning Beneficiary for ML 4752, as well as in respect of the Subleased Area from Completion in accordance with the Subleases;
(x)the Seller will have a right to require the Buyer to seek to undertake the Boundary Realignment and to transfer back the land areas covered by the Subleases to the Seller if such Boundary Realignment provided that the Seller will be liable for any stamp duty payable in relation to such transfer back to the Seller.
(b)The Sunset Date for the SPA (Put and Call Option) will be 6 months from the date of the SPA (Put and Call Option).

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Schedule 5 – Call Option Exercise Notice

Call Option Exercise Notice
To: Stanmore SMC Pty Ltd (ACN 009 713 875)
By this notice Peabody (Bowen) Pty Ltd exercises the Call Option conferred by the deed titled Put and Call Option Deed – Wards Well between Stanmore SMC Pty Ltd and Peabody (Bowen) Pty Ltd dated [insert] (Deed) and requires you to sell the Assets in accordance with the SPA (Put and Call Option).
This notice is a Call Option Exercise Notice and is irrevocable.
Words used in this Call Option Exercise Notice have the same meanings given to them in the Deed.

Dated ___________________

Signed for and on behalf of Peabody (Bowen) Pty Ltd.

Executed by Peabody (Bowen) Pty Ltd (ACN 010 879 526) in accordance with section 127 of the Corporations Act 2001 (Cth)

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

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Schedule 6 – Put Option Exercise Notice

Put Option Exercise Notice
To: Peabody (Bowen) Pty Ltd (ACN 010 879 526)
By this notice Stanmore SMC Pty Ltd exercises the Put Option conferred by the deed titled Put and Call Option Deed – Wards Well between Stanmore SMC Pty Ltd and Peabody (Bowen) Pty Ltd dated [insert] (Deed) and requires you to purchase the Assets in accordance with the SPA (Put and Call Option).
This notice is a Put Option Exercise Notice and is irrevocable.
Words used in this Put Option Exercise Notice have the same meanings given to them in the Deed.

Dated ___________________

Signed for and on behalf of Stanmore SMC Pty Ltd.

Executed by Stanmore SMC Pty Ltd (ACN 009 713 875) in accordance with section 127 of the Corporations Act 2001 (Cth)

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

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Signing page

EXECUTED as a deed.

Executed by Stanmore SMC Pty Ltd (ACN 009 713 875) in accordance with section 127 of the Corporations Act 2001 (Cth)

/s/ Damian Zagel	/s/ Leandro Pires
Signature of director	Signature of director/company secretary (Please delete as applicable)
Damian Zagel	Leandro Pires
Name of director (print)	Name of director/company secretary (print)

Executed by Peabody (Bowen) Pty Ltd (ACN 096 909 410) in accordance with section 127 of the Corporations Act 2001 (Cth)

/s/ Michael James Carter	/s/ Miguel Eduardo Madrigal Lazano
Signature of director	Signature of director/company secretary (Please delete as applicable)
Michael James Carter	Miguel Eduardo Madrigal Lazano
Name of director (print)	Name of director/company secretary (print)

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